China Ruitai International Holdings Co., Ltd.
Reports First Quarter 2011 Results

FEICHENG, China, May 20 - China Ruitai International Holdings Co., Ltd. (“China Ruitai”, “the Company”) (OTC Bulletin Board: CRUI), a manufacturer and distributor of cellulose ether additives for use in the production of pharmaceuticals, construction materials, PVC products, foods and beverages and cosmetics, today announced its results for the three months ended March 31, 2011.

Financial Highlights

Three months ended March 31
	Q1 2011	Q1 2010	CHANGE
Net Sales	$9.6 million	$10.2 million	(6%)
Gross Profit	$2.8 million	$3.3 million	(15%)
Net Income	$0.7 million	$1.9 million	(66%)
EPS (Diluted)	$0.03	$0.07	(57%)

 “We are working through several short term challenges,” stated Chairman Dianmin Ma of China Ruitai. “The good news is we have built a diversified customer base across four industries which we believe provide us with relatively stable revenues. Along with others in the industry, we increased prices to offset the rising input costs of cotton. While this caused some order delays as customers worked through less expensive inventory, we expect this action will  result in higher sales and stable margins in the second half of this year. As our products are essential ingredients in so many end products which consumers use every day, such as toothpaste and medicines, and we are one of the largest companies serving this industry, we feel confident in a resumption of growth and improved profitability looking forward.  Our outlook for the balance of the year is positive despite some setbacks in the first quarter.”

First Quarter 2011 Results

Total revenue for the three months ended March 31, 2011 was $9.6 million, a decrease of 6% from $10.2 million in the comparable period in 2010.  The revenue decline was attributable to lower sales after the Company raised prices on approximately 90% of its products by an average of $1,500 per ton, or 26%, to offset rising raw materials cotton costs and labor costs. Adding to the temporary drop in demand was the decrease in sales to our construction customers as a  result of newly issued building insulation materials codes following the building fire in Shanghai on November 15, 2010. Cellulose ether, especially HPMC construction-specific material, is a necessary ingredient for insulation mortar due to its water retention characteristics. The insulation materials that led to the Shanghai building fire were unrelated to the Company’s products.  However, we believe this event reduced demand for the Company’s HPMC construction-specific materials due to the uncertainty of the newly issued codes.   The Company sold 1,260 tons of product during the first quarter of 2011 compared to 1808 tons in the comparable period in 2010.  Management believes orders will recover in the second half of 2011 as customers adjust to higher pricing in the Company’s HPMC-construction materials and as cotton input costs decrease after almost a year of increases.

Gross profit decreased by 15% year-over-year to $2.8 million. Gross margin was 29.2% and 32.4% in the first quarter of 2011 and 2010, respectively. The decline in gross margin reflects rising commodity costs and a lag between cost inflation and the pricing actions taken in the first quarter of 2011.  The Company was able to mitigate the price increases of cotton by using wood pulp as a source of cellulose for certain products.  However, the majority of the Company’s products, and particularly HPMC products for the construction industry, require cotton-based cellulose.

The Company made further progress expanding its sales to higher-margin, pharmaceutical clients. Sales to pharmaceutical customers expanded 10% to $5.3 million, representing 55% of total sales. China Ruitai added 16 new customers to its pharmaceutical sales segment in the quarter.

Operating expenses increased by approximately $0.6 million in the first three months of 2011 to $1.3 million. Selling and marketing expenses, which consist of sales commissions, freight charges, and advertising and promotion expenses, increased 47% to $0.5 million due mostly to freight costs incurred by a free-freight program to encourage stocking orders with the Company’s manufacturing customers. Administrative expenses were $0.7 million compared to $0.3 million in the comparable period of 2010, as a result of payroll increases and bonuses awarded to our employees in the first quarter of 2011. Excluding the $0.4 million non-recurring increase in bad debt collections in the first quarter of 2010, which was not present in this year’s first quarter results, general and administrative expenses increased 7.2%.

Operating income decreased to $1.6 million compared to $2.7 million in the first quarter of 2010. Operating margin was 16.1% in the first quarter of 2011.

The net income for the three months ended March 31, 2011 was $0.7 million compared to $1.9 million in the prior year's corresponding period. EPS was $0.04 and $0.09 in the first quarter of 2011 and 2010, respectively. The weighted average shares outstanding were 26.2 million for both periods.

Financial Condition

The Company had $15.8 million in cash and cash equivalents at March 31, 2011, as compared to to $25.5 million as of December 31, 2010. The restricted cash balance of $15.3 million represented deposits for notes receivables.  As of March 31, 2011, the Company had $42.6 million in short term loans and $19.5 million in notes payable from several large financial institutions, including Bank of China, Shanghai Pudong Development Bank, and Feicheng Rural Credit Cooperative.  The Company has long term relationships with these banks and management is confident that it will maintain access to these bank loans for the foreseeable future. Shareholder's equity was $30.8 million at March 31, 2011, a 3% increase from $29.9 million reported on December 31, 2010.

About China Ruitai International Holdings Co.

Company Overview

China Ruitai is one of the largest manufacturers of non-ionic cellulose ether products in China with 9,000 tons  of annual capacity. The Company’s organic products are used as a thickener, stabilizer and binding agent for a wide variety of products used every day in a number of industries including; pharmaceuticals, construction and building products, and consumer goods, such as cosmetics and foods, including fruit preserves, ice cream, toothpaste and lipsticks.  The Company produces nine categories of cellulose ethers and 183 industry-specific products under its “RuiTai” brand, which are sold through a network of domestic and international distributors to Asia, Europe, the Middle East and North America.  During the first quarter of 2011, the Company was operating at 68% capacity.

China Ruitai is engaged in the production and sales of processed chemicals, with a primary focus on non-ionic cellulose ether products. Cellulose ether is an organic chemical that dissolves in water and other organic solvents. Due to the surface-active properties of cellulose ether, it acts as a thickener and stabilizer in aqueous solutions, making it a beneficial additive in a wide variety of commercial industries and products, including, but not limited to the pharmaceutical industry, the construction industry, PVC products, food and beverage products, petroleum, and cosmetics. Specific examples of applications in which cellulose ether products are used include: as a stabilizer and thickener in latex paint; in mortar dry mix for building materials; to improve the performance of resin in PVC production; as a membrane reagent, stabilizer, and thickener in pharmaceuticals; and to improve jam, ice cream, toothpaste and lipsticks in the food and cosmetic industries. China Ruitai is one of the largest non-ionic cellulose ether producers in China.

Forward-Looking Statements
This press release contains certain "forward-looking statements" that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate and the actual results and future events could differ materially from management's current expectations. Such factors include, but are not limited to, the Company's ability to obtain the necessary financing to continue and expand operations, to market its products in new markets and to offer products at competitive pricing, to attract and retain management, and to integrate and maintain technical information and management information systems, political and economic factors in the PRC, compliance requirement of laws and regulations of the PRC, the effects of currency policies and fluctuations, general economic conditions and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please contact:

COMPANY

Ms. Crystal Tang, VP of Finance
China RuiTai International Holdings Co, Ltd
1221 Avenue of Americas Suite 4200
New York, NY 10020
Web: http://www.rutocel.com
Phone: +1 212-899-5131
E-mail: tmqcrui@gmail.com
            crystal@rutocel.com

INVESTOR RELATIONS:
Mr. John Mattio, Senior Vice President
HC International, Inc.
New York and Connecticut
Web:   http://www.hcinternational.net
Phone: +1 203-616-5144
Email: john.mattio@hcinternational.net

CHINA RUITAI INTERNATIONAL HOLDING CO., LTD. AND SUBSIDIARIES
Consolidated Balance Sheets
See notes to consolidated financial statements.

CHINA RUITAI INTERNATIONAL HOLDINGS CO., LTD. AND SUBSIDIARIES
Consolidated Balance Sheets

	March 31,2011	December 31, 2010
ASSETS	(Unaudited)
Current Assets:
Cash and cash equivalents	$15,764,161	$25,286,619
Restricted cash	15,311,791	10,254,394
Accounts receivable, net	7,835,553	4,896,665
Notes receivable	2,814,074	2,736,496
Advances to suppliers, net	2,367,966	1,171,477
Inventories	10,758,530	9,468,211
Other receivables, net	898,932	1,023,337

Total current assets	55,751,007	54,837,199

Property and equipment, net	13,813,051	14,014,923
Commercial leasing assets, net	37,092,812	37,079,584
Advance payment for equipment purchase, net	222,020	-
Land use rights, net	5,049,759	5,045,883

	$111,928,649	$110,977,589

LIABILITIES AND EQUITY

Current liabilities:
Short-term bank loans	$42,608,179	$42,339,454
Accounts payable	6,742,824	7,691,017
Notes payable	11,567,556	15,124,474
Notes payable- related party	7,914,644	3,024,895
Advances from customers	974,372	687,408
Due to related party	1,288,680	2,526,474
Income tax payable	4,662,831	4,336,457
Other payables	4,026,099	3,872,549
Loan from employees	1,303,551	1,470,138

Total current liabilities	81,088,736	81,072,866

Total Liabilities	81,088,736	81,072,866

Commitments and contingencies

Equity
Shareholders’ equity:
Common stock ($.001 par value; 50,000,000 shares authorized
shares issued and outstanding 26,000,000 as of March 31,
2011 and December 31, 2010)	26,000	26,000
Additional paid-in capital	2,908,171	2,908,171
Statutory reserve	1,369,652	1,369,652
Retained earnings	23,779,280	23,043,387
Accumulated other comprehensive income	2,453,880	2,264,049
Total China Ruitai Shareholders’ Equity	30,536,983	29,611,259
Non-controlling interest	302,930	293,464
Total Equity	30,839,913	29,904,723

TOTAL LIABILITIES AND EQUITY	$111,928,649	$110,977,589

CHINA RUITAI INTERNATIONAL HOLDINGS CO., LTD. AND SUBSIDIARIES
Consolidated Statements of Income and Comprehensive Income

	Three months ended March 31,
	2011	2010

Sales	$9,586,817	$10,238,256
Cost of sales (See note below)	6,784,133	6,929,872

Gross margin	2,802,684	3,308,384

Operating expenses:
General and administrative expenses	721,495	284,252
Selling expenses	528,529	359,075
Total operating expenses	1,250,024	643,327

Income from operations	1,552,660	2,665,057

Other income/(expense)
Interest income	87,441	391,180
Interest expense	(739,953)	(578,487)
Commercial leasing income	368,783	303,183
Cost of commercial leasing	(221,462)	(214,007)
Other income/(expense)	(6,166)	38,295
Total other income/(expense), net	(511,357)	(59,836)

Income before income tax expense	1,041,303	2,605,221

Income taxes expense	297,976	646,302

Net income before allocation to non-controlling interests	743,327	1,958,919

Less: Net income attributable to the non-controlling interest	7,434	19,389

Net income attributable to China Ruitai	735,893	1,939,530

Comprehensive income
Net Income before allocation to non-controlling interest	743,327	1,958,919

Foreign Currency Translation Adjustment	191,863	67,027

Comprehensive income	935,190	2,025,946
Less: Comprehensive income attributable to non-controlling interests	9,466	19,389

Comprehensive income attributable to China Ruitai	$925,724	$2,006,557
Earnings per share-Basic and diluted	$0.03	$0.07

Weighted average number of common shares outstanding
-Basic and diluted	26,000,000	26,000,000

(Note: The cost of sales includes hot steam purchased from a related party, but the precise amount could not reasonably be determined, see Note 12)

CHINA RUITAI INTERNATIONAL HOLDINGS CO., LTD. AND SUBSIDIARIES
Consolidated Statements of Cash Flows

	Three months ended March 31,
	2011	2010

Cash flows from operating activities:
Net income before allocation to non-controlling interests	$743,327	$1,958,919
Adjustments to reconcile net income before non-controlling interests to net cash provided by/(used in) operating activities
Depreciation	612,956	564,625
Amortization of land use rights	28,067	27,122
Bad debt provision	134,208	(280,793)
Changes in operating assets and liabilities:
Restricted cash	(4,977,691)	879,900
Accounts receivable	(2,917,333)	(3,477,901)
Notes receivable	(60,033)	(556,011)
Advances to suppliers	(1,212,063)	201,892
Inventories	(1,226,621)	575,753
Other receivables	104,922	(284,794)
Accounts payable	(994,087)	770,749
Notes payable	(3,642,213)	(1,613,150)
Other payables	128,592	1,191,228
Advances from customers	281,773	491,841
Income taxes payable	297,976	281,188

Net cash (use in)/provided by operating activities	(12,698,220)	730,568

Cash flows from investing activities:
Advanced payment to purchase equipment	(285,451)	-
Purchase of property and equipment	(101,520)	(609,265)

Net cash used in investing activities	(386,971)	(609,265)

Cash flows from financing activities:
Proceeds from bank loans	10,158,740	6,003,851
Repayment of bank loans	(10,158,740)	(7,910,301)
Proceeds from loan from a related party	4,856,285	-
Repayment in loan from a related party	(1,250,157)	(347,609)
Repayment in loan from employee	(175,403)	(118,513)

Net cash provided by/(used in) financing activities	3,430,725	(2,372,572)

Effect of foreign exchange rate fluctuation on cash and cash equivalents	132,008	29,931
Net decrease in cash and cash equivalents	(9,522,458)	(2,221,338)

Cash and cash equivalents- beginning of period	25,286,619	10,174,528

Cash and cash equivalents-end of period	$15,764,161	$7,953,190

Supplementary disclosure of cash flow information:
Cash paid for interest expense	$739,953	$578,487
Cash paid for income tax	$-	$365,239